UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ADVAXIS, INC.

(Name of Registrant as Specified in Its Charter)

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Aspacytarabine: High-Dose Therapy with Reduced Toxicity

Aspacytarabine is a cytarabine prodrug, inactive (and non-toxic) until metabolized to cytarabine

Aspacytarabine
O
NH2
OH
HN
O
N
HO
N
O
O
HO
OH
Cytarabine
NH2
N
HO
N
O
O
HO
OH

BST002 Primary Endpoint: Complete Remission – Final Results

- Complete remission (CR) rates indicate a **strong single-agent activity**
- CRs reached following **only 1-2 induction courses**
- Including in **patients with poor prognosis** baseline characteristics
- 50% of CRs are MRD negative*

*Not final as two additional patients with current MRD positive assessment are still on treatment and/or await final MRD assessment

CR Rate by Baseline Characteristics
CR Rate, %
37%
44%
27%
27%
32%
32%
35%
All AML
de novo AML
Secondary AML
Prior HMA
Adverse ELN
ECOG ≥2
Age ≥75
n=65
n=39
n=26
n=11
n=34
n=25
n=34

Aspacytarabine Near-Term Pipeline Addresses Unmet Medical Needs in AML and MDS

Study / Stage		Pre-Clinical	Phase 1	Phase 2	Phase 3
AML					
First-Line	Unfit patients *Single-agent*	BST002 Phase 2b ongoing (enrollment completed)			
First-Line	Unfit patients *Combination therapy*	BST005 in preparation			
Second-Line	Unfit patients *Single-agent*	BST003 Phase 2 launched (EU, under collaboration with GFM)			
Second-Line	Unfit patients *Single-agent*	BST004 Phase 2 in launch process (U.S.)			
MDS					
Second-Line	Unfit patients *Single-agent*	BST003 Phase 2 launched (EU, under collaboration with GFM)			
Second-Line	Unfit patients *Single-agent*	BST004 Phase 2 in launch process (U.S.)

US-Based Aspa Forecasted Revenues
(2024-2034E)
$M
2,500
2,000
1,500
1,000
500
0
AML: R/R
AML: 1L Unfit Combo
AML: 1L Unfit Mono
MDS: High-Risk R/R
Peak Utilization
81
324
124
22
78
100
569
182
83
164
140
849
231
190
260
168
1,101
275
267
367
192
1,322
318
304
485
214
1,539
360
327
615
236
1,729
381
347
759
243
1,829
403
367
803
256
1,934
426
388
849
271
2,045
450
410
897
287
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034

Multiple Anticipated Catalysts Over the Next 12 Months

PROGRAM	COMPLETED/ANTICIPATED MILESTONES	TARGET
Aspa single-agent - Phase 2 1L unfit AML	**Final primary endpoint data of 65 pts**. with 6-month follow-up	4Q 2021
Aspa single-agent – Phase 2 R/R unfit AML/MDS- U.S.	Initiation **Preliminary data read outs**	4Q 2021 3Q & 4Q 2022
Aspa single-agent – Phase 2 R/R unfit AML/MDS France	**Preliminary data read outs**	3Q & 4Q 2022
Aspa + Venetoclax Phase 1/2 1L unfit AML	Initiation in the U.S.	1Q 2022
Aspa single-agent - Registrational Study 1L unfit AML	**Initiation**	2H 2022
ADXS-503 (HOT Lung)	Clinical and immunogenicity data from Part B (Pembro failures) Clinical and immunogenicity data from Part C (1st line)	1H 2022 2H 2022
ADXS-504 (HOT Prostate)	Initial clinical and immunogenicity data	1H 2022

Shareholders Video Script

November 1, 2021

Hello. My name is Ken Berlin. I’m CEO of Advaxis Inc. We’ve created this video to help Advaxis’ stockholders understand the compelling benefits of the Company’s proposed merger with Biosight. We believe the proposed Biosight transaction can generate significant value for Advaxis stockholders. It would create a better-capitalized company that is well-positioned to advance a broader portfolio of drug candidates aimed at addressing both liquid and solid tumors. The closing of this transaction is contingent upon, among other things, the approval of Advaxis’ stockholders at the Special Meeting scheduled for November 16th.

We strongly urge you to vote today in support of the merger and related proposals. These items are described in detail in the proxy materials we have sent to our stockholders.

Our mission at Advaxis is to improve the lives of people living with cancer and their loved ones. We have pursued this mission through the exploration of various oncology drug constructs generated from our unique platform. In recent years, we have focused our efforts on the development of two drug constructs from our HOT program which uses an off-the-shelf approach to target neoantigens on cancer cells, a promising new area in oncology therapeutics. These two programs-- one for lung cancer; the other for prostate cancer-- are at relatively early stages. As a result, we do not yet have enough data to gauge the likelihood that these drug candidates will ultimately gain regulatory approval. This also impacts Advaxis’ ability to attract the institutional capital necessary to see these programs through.

Biosight’s lead product, Aspacytarabine (or Aspa), a novel prodrug, is currently being developed to address important unmet needs in Acute Myeloid Leukemia or AML and a related disease called Myelodysplastic Syndrome or MDS.

Both of these are diseases of the elderly with median age at diagnosis of 68 to 75 years old. In addition, these diseases have very high mortality rates. Based on currently available data, only three of ten people diagnosed today with either AML or MDS will be alive five years from now. 3 of 10! While the current standard of care, chemotherapy regimen for AML is effective, many patients cannot handle the side effects of this intensive treatment.

We believe that, based on the extremely encouraging data from the first 91 patients treated with Aspa alone (referred to as monotherapy), Aspa has demonstrated it can deliver on its promise. A significant proportion of patients treated with Aspa have achieved complete remissions. In addition, there has been little to no observation of the truly severe toxicities associated with the administration of similar treatment regimens used at high doses in elderly or unfit patients.

The complete remission rate from the ongoing Phase 2b trial of Aspa as a first line treatment for unfit AML patients is 37%. This is substantially equivalent to the current standard of care for these patients. We believe that the data generated to date with Aspa in AML provides several potential avenues for FDA approval, in addition to Aspa alone in this first line setting.

The Biosight team has already begun exploring the use of Aspa in a number of different settings, including in AML and Higher Risk MDS patients who have relapsed or are refractory to other treatments. This is an extremely important unmet need as the median overall survival with existing therapies is only 2 to 6 months. Given the significant unmet need for these patients, if the data from these studies continues to be promising, there is a strong likelihood we would intend to seek accelerated approval from FDA for this indication for Aspa.

With respect to the commercial potential for Aspa, Cello Health, a life science-focused consultancy, performed primary market research on behalf of Biosight regarding Aspa in AML and MDS. Based on the results of this market research, Cello estimates that Aspa could generate revenues in the US of greater than $1.5 billion by 2030 and in excess of $2 billion by 2034. Cello’s report is subject to various qualifications, assumptions and limitations as set forth in the proxy materials.

We believe the addition of the various Aspa clinical programs to Advaxis’ ongoing HOT programs creates a more balanced and robust portfolio of opportunities in the hematological and solid tumor areas. It would also provide our stockholders with a greater number of potential value-inflection points as both the Aspa programs and HOT programs have a number of potential milestones expected to occur over the next 12 months.

Furthermore, we believe that the Biosight merger provides Advaxis with more shots on goal in the highly competitive area of new drug development and increases the aggregate market potential of the company’s drug product pipeline. It also significantly diversifies the risk of the pipeline by adding Aspa, a more mature program, with a history of strong clinical data.

We expect the combined company to have approximately $50 million in cash at closing not counting any proceeds from the potential PIPE financing referred to in the proxy. This anticipated cash position is expected to provide the combined entity with sufficient funding to allow it to achieve meaningful clinical development milestones over the next 12 months.

We continue to invest in the Advaxis HOT programs. We believe complementing these programs with Biosight’s later stage programs will strengthen our ability to gain traction with high quality institutional investors and enhance the value of the company for its stockholders. We launched a search for later stage programs over two years ago and, after a thorough search, signed a definitive merger agreement with Biosight on July 4th, 2021. Upon closing of the merger, Advaxis will be the surviving company, with former Biosight shareholders owning approximately 75% of the combined company while Advaxis stockholders will own approximately 25%. We believe this ratio accurately reflects the relative market value of each pipeline based on current development stage, risk profile and market opportunity.

Finally, an expanded cancer drug portfolio would allow Advaxis to potentially improve the lives of a larger number of people living with cancer and their loved ones—in furtherance of our mission.

For these reasons, we believe that you should support the merger by voting YES  on all proposals described in the proxy statement that we filed with the Securities and Exchange Commission and commenced mailing to our stockholders on October 21, 2021. You are encouraged to read the proxy in its entirety. Please contact Kingsdale Advisors, the firm we have engaged to solicit proxies, toll-free at 1-888-508-1560 to vote your shares in support of these proposals and the Biosight merger. Thank you.